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                                                                    Exhibit 23.2
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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Intermagnetics General Corporation:

We consent to the use of our reports dated August 5, 2003, except for Note 19, which is as of October 27, 2003, with respect to the consolidated balance sheets of Invivo Corporation and Subsidiaries as of June 30, 2003 and 2002, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2003, and the related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.


/s/KPMG LLP
San Francisco, California
February 15, 2006















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